Exhibit 10.6

STOCK SUBSCRIPTION AGREEMENT

THIS STOCK SUBSCRIPTION AGREEMENT (as it may be amended from time to time, the “Agreement”), by and between Man Financial Inc (“MFI”) and ProFutures, Inc.  (“ProFutures”), is made as of this 22nd day of October 2004.

WHEREAS, ProFutures is the general partner of ProFutures Diversified Fund, L.P., a Delaware limited partnership (“PDF”), Alternative Asset Growth Fund, L.P., a Delaware limited partnership (“AAGF”), and ProFutures Long/Short Growth Fund, L.P., a Delaware limited partnership (“PLSGF”), and is the managing owner of ProFutures Strategic Allocation Trust, a Delaware statutory trust (“PSAT”);

WHEREAS, pursuant to separate customer agreements (the “Brokerage Agreements”), MFI is the futures commission merchant and clearing broker for each of PDF, AAGF, PLSGF and PSAT (collectively, the “Funds”);

WHEREAS, ProFutures is obligated by the Amended and Restated Agreement of Limited Partnership of PDF dated as of December 1, 1993 (the “PDF Limited Partnership Agreement”) to maintain a net worth equal to: (i) the lesser of $250,000 or 15% of the aggregate initial capital contributions of any limited partnerships for which it shall act as general partner and which are capitalized at less than $2.5 million and (ii) 10% of the aggregate initial capital contributions of any limited partnerships for which it shall act as general partner and which are capitalized at greater than $2.5 million (the “PDF Net Worth Requirement”);

WHEREAS, ProFutures is obligated by the Amended and Restated Limited Partnership Agreement of AAGF dated as of September 25, 1989 (the “AAGF Limited Partnership Agreement”) to maintain a net worth equal to: (i) the lesser of $250,000 or 15% of the aggregate initial capital contributions of any limited partnerships for which it shall act as general partner and which are capitalized at less than $2.5 million and (ii) 10% of the aggregate initial capital contributions of any limited partnerships for which it shall act as general partner and which are capitalized at greater than $2.5 million (the “AAGF Net Worth Requirement”);

WHEREAS, ProFutures is obligated by the Second Amended and Restated Limited Partnership Agreement of PLSGF dated as of February 16, 1999 (the “PLSGF Limited Partnership Agreement”) to maintain a net worth of not less than the greater of $50,000 or at least 5% of the total contributions to PLSGF and all other partnerships of which ProFutures is general partner, but in no event shall ProFutures be required to maintain a net worth in excess of $1,000,000 (the “PLSGF Net Worth Requirement”);

WHEREAS, ProFutures is obligated by the Second Amended and Restated Declaration of Trust and Trust Agreement of PSAT dated as of January 28, 2003 (the “PSAT Trust Agreement”) to maintain a net worth of not less than the greater of $50,000 or at least 5% of the total contributions to PSAT and all other partnerships of which ProFutures is manager, but in no event shall ProFutures be required to maintain a net worth in excess of $1,000,000 (the “PSAT Net Worth Requirement”); and

WHEREAS, MFI has agreed to subscribe for common stock of ProFutures to enable ProFutures to continue to meet each Net Worth Requirement pursuant to the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase of Shares.  MFI hereby agrees to subscribe for and purchase shares of the no-par value common stock of ProFutures (the “Shares”) upon call therefor by ProFutures and upon receipt of a certificate substantially in the form attached hereto as Exhibit A (the “Certificate”).  MFI’s obligation to purchase the Shares is subject to the conditions set forth herein.  The purchase price for the Shares subscribed for by MFI pursuant to this Agreement shall equal the book value per share as determined by MFI’s regularly employed independent certified public accountants in accordance with generally accepted accounting principles consistently applied on the date the subscription is called (as to each Fund, the “Call Date”).  Payment for the subscription shall be made by wire transfer within thirty (30) days after the Call Date in exchange for the Shares (the “Closing Date”).

(a) PDF.  In the event that PDF suspends trading pursuant to its trading suspension policy (as set forth in the PDF Limited Partnership Agreement) and exhausts all of its assets to satisfy its obligations, MFI agrees to subscribe for the Shares and pay to ProFutures such amount as it may from time to time call pursuant to this Agreement, up to the PDF Subscription Amount (as defined).  The PDF Subscription Amount shall be determined as of the first PDF Call Date and shall mean: (i) the PDF Net Worth Requirement as of such date, but in no event more than $7,000,000; minus (ii) the net worth of ProFutures (excluding MFI’s obligations under this Agreement) as of such date, as determined by MFI’s regularly employed independent certified public accountants in accordance with generally accepted accounting principles consistently applied.

(b) AAGF.  In the event that AAGF suspends trading pursuant to its trading suspension policy (as set forth in the AAGF Limited Partnership Agreement) and exhausts all of its assets to satisfy its obligations, MFI agrees to subscribe for the Shares and pay to ProFutures such amount as it may from time to time call pursuant to this Agreement, up to the AAGF Subscription Amount (as defined).  The AAGF Subscription Amount shall be determined as of the first AAGF Call Date and shall mean: (i) the AAGF Net Worth Requirement as of such date, but in no event more than $7,000,000; minus (ii) the net worth of ProFutures (excluding MFI’s obligations under this Agreement) as of such date, as determined by MFI’s regularly employed independent certified public accountants in accordance with generally accepted accounting principles consistently applied.

(c) PLSGF.  In the event that PLSGF suspends trading pursuant to its trading suspension policy (as set forth in the PLSGF Limited Partnership Agreement) and exhausts all of its assets to satisfy its obligations, MFI agrees to subscribe for the Shares and pay to ProFutures such amount as it may from time to time call pursuant to this Agreement, up to the PLSGF Subscription Amount (as defined).  The PLSGF Subscription Amount shall be determined as of the first PLSGF Call Date and shall mean: (i) the PLSGF Net Worth Requirement as of such date; minus (ii) the net worth of ProFutures (excluding MFI’s obligations under this Agreement) as of such date, as determined by MFI’s regularly employed independent certified public accountants in accordance with generally accepted accounting principles consistently applied.

(d) PSAT.  In the event that PSAT suspends trading pursuant to its trading suspension policy (as set forth in the PSAT Trust Agreement) and exhausts all of its assets to satisfy its obligations, MFI agrees to subscribe for the Shares and pay to ProFutures such amount as it may from time to time call pursuant to this Agreement, up to the PSAT Subscription Amount (as defined).  The PSAT Subscription Amount shall be determined as of the first PSAT Call Date and shall mean: (i) the PSAT Net Worth Requirement as of such date; minus (ii) the net worth of ProFutures (excluding MFI’s obligations under this Agreement) as of such date, as determined by MFI’s regularly employed independent certified public accountants in accordance with generally accepted accounting principles consistently applied.

2. Calls with Respect to Multiple Funds.  In the event that ProFutures makes a call pursuant to two or more of (a) through (d) above, the aggregate subscription requirement with respect to all such Funds shall not exceed the highest Subscription Amount of any such Fund.

3. Amendment of Fund Net Worth Requirements.  In the event that, at any time, any of the PDF Net Worth Requirement, the PLSGF Net Worth Requirement, the AAGF Net Worth Requirement or the PSAT Net Worth Requirement is reduced, ProFutures shall promptly notify MFI and this Agreement shall be deemed to be amended and restated, effective as of the date of such reduction, to reflect the change in such Fund’s Net Worth Requirement.

4. Termination of Brokerage Relationship.  Except as provided below, in the event that, at any time, MFI ceases to act as the exclusive futures commission merchant and futures clearing broker for any of the Funds, this Agreement shall be deemed to be amended and restated, effective as of the date MFI ceases to act as the exclusive futures commission merchant and futures clearing broker for such Fund(s), to reflect the deletion of all references to such Fund(s).  For the avoidance of doubt, MFI hereby acknowledges and agrees that MFI will not act as exclusive clearing broker for foreign exchange transactions effected by the Funds in the spot and over-the-counter markets.

5. Preservation of Business.  During the term of this Agreement, ProFutures shall operate only in the ordinary and usual course of business and shall attempt to preserve intact the present business organization, good will and advantageous relationships with the Funds, and shall not permit any action or omission which would cause any of its material representations or warranties contained herein to become inaccurate or any of its covenants to be breached.  Without limiting the generality of the foregoing, ProFutures will not, without the prior written consent of MFI, which consent shall not be unreasonably withheld or delayed:

(a) incur any obligation or enter into any contract which requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $250,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $250,000 other than contracts entered into in the ordinary course of ProFutures’ business consistent with past practice;

(b) sell, transfer, convey, assign or otherwise dispose of any of its material assets or properties with a value in excess of $100,000, except to existing affiliated companies for which notice will be provided to MFI;

(c) waive, release or cancel any material claims against third parties or material debts owing to it, or any rights which are in excess of $100,000;

(d) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of ProFutures, or amend any of the terms of any such capital stock or other securities;

(e) split, combine, or reclassify any shares of its capital stock, declare any stock dividend in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of ProFutures;

(f) make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice) in excess of $250,000;

(g) make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practices in excess of $100,000;

(h) acquire, lease or encumber any assets outside the ordinary course of business or any assets in excess of $100,000;

(i) pay any material amount, perform any material obligation or agree to pay any material amount or perform any material obligation, in settlement or compromise of any suits or claims of liability against ProFutures or any of its directors, officers, controlling persons, employees or agents.  For purposes of this section, material is defined as an amount in excess of $100,000; or

(j) terminate (other than an expiration), or materially modify, amend or otherwise alter or change any of the terms or provisions of any agreement with a Fund.

6. Maintenance of Insurance.  ProFutures shall continue to carry insurance with substantially the same coverage and in reasonable amounts as currently in effect, and shall use reasonable best efforts not to allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

7. ProFutures’ Activities.  ProFutures agrees, for so long as this Agreement is in effect, not to engage, without the prior written consent of MFI, in any activities unrelated to its current activities of being: (a) a commodity trading advisor; (b) general partner of PLSGF, AAGF and PDF; and (c) managing owner of PSAT.  Further, ProFutures agrees that MFI shall be its sole futures clearing broker for all funds owned or controlled by ProFutures.  MFI hereby acknowledges and agrees that MFI will not act as sole clearing broker for foreign exchange transactions effected in the spot and over-the-counter markets on behalf of all funds owned or controlled by ProFutures, including, for the avoidance of doubt, ProFutures Global Reserve Fund, LDC, to the extent such fund is under common control with funds owned or controlled by ProFutures.  ProFutures shall use best efforts to conserve capital and avoid expenses to the extent feasible to minimize the need of ProFutures to require MFI to purchase the Shares.  ProFutures also agrees to cooperate in good faith with MFI in the conduct of its affairs including, with limitation, its full cooperation in responding to any reasonable request for information by MFI.

8. MFI’s Activities.  MFI hereby agrees that it shall: (a) not purchase or otherwise acquire any units of limited partnership interest or beneficial interest of any of the Funds; and (b) provide all information which in the opinion of counsel for ProFutures is reasonably required for ProFutures to comply with federal and state securities and tax laws, subject to ProFutures maintaining strict confidentiality as to the information so provided.

9. Bank Holding Company Act.  In the event a subscription payment is called by ProFutures pursuant to Section 1, ProFutures agrees that it will (i) operate each Fund in compliance with the Bank Holding Company Act of 1956, as amended (“BHCA”), (ii) liquidate and prohibit the Funds from establishing any positions that, in the reasonable judgment of MFI, may not be held by such Funds under the BHCA, and (iii) upon MFI’s request, cause the Funds to make, constitute and appoint MFI as an attorney-in-fact of such Funds with the power to liquidate any positions that in the reasonable judgment of MFI may not be held by such Funds under BHCA.  ProFutures and MFI acknowledge and agree that such positions shall be liquidated in a commercially reasonable manner consistent with ProFutures’ fiduciary duties to such Funds.

10. Representations and Warranties of ProFutures.  ProFutures represents, warrants and covenants to MFI as follows:

(a) ProFutures is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to carryon its business as proposed to be conducted;

(b) true, accurate and complete copies of ProFutures’ certificate or articles of incorporation and bylaws are attached hereto as Exhibit B;

(c) ProFutures has all requisite legal and corporate power to enter into this Agreement, to issue the Shares and to perform its other obligations under the terms of this Agreement;

(d) the Shares shall, when issued, have been duly authorized and, upon receipt of the purchase price therefore, will be (i) validly issued, fully paid and non-assessable, (ii) free of preemptive rights and (iii) free and clear of any and all liens;

(e) ProFutures has taken all corporate action necessary for its authorization, execution, and delivery of, and its performance under, this Agreement;

(f) this Agreement constitutes a legal, valid and binding obligation of ProFutures, enforceable against ProFutures in accordance with its terms, except that enforceability may be limited by (i) bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(g) the issuance of a Certificate shall constitute a representation and warranty by ProFutures that the information contained therein is true and complete as of the date of issuance.

11. Representations and Warranties of MFI.  MFI represents and warrants to ProFutures as follows (which representations and warranties shall be deemed to be repeated at each Call Date and Closing Date);

(a) MFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as conducted on the date hereof;

(b) MFI has taken all corporate action necessary for its authorization, execution, and delivery of, and its performance under, this Agreement; and

(c) this Agreement constitutes a valid and binding obligation of MFI, enforceable against MFI in accordance with its terms, except that enforceability may be limited by (i) bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

12. Conditions to MFI’s Obligations at each Call Date and Closing Date.  MFI’s obligation to purchase the Shares at the Closing is subject to the fulfillment at each Call Date and Closing Date of the following conditions:

(a) the representations and warranties made by ProFutures herein shall be true and correct when made, and shall be deemed to be repeated at each Call Date and Closing Date;

(b) ProFutures shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Call Date and all documents incidental thereto shall be satisfactory in form and content to MFI and its counsel;

(c) the conditions to the call set forth in Section 1 shall have been met and the Certificate shall have been duly executed and delivered; and

(d) the Shares shall have been delivered to MFI.

13. Information Requirements of ProFutures.  During the term of this Agreement, MFI shall have the right, upon reasonable notice and during normal business hours, to review and, at its expense, copy the books and records of ProFutures at the offices of ProFutures.  In addition, ProFutures shall furnish to MFI;

(a) the Subscription Amount of each Fund on the date hereof, within twenty (20) days of each month-end, and upon reasonable request by MFI;

(b) prompt notice of a suspension of trading in any Fund;

(c) prompt notice in the event that any of the Fund’s assets have declined as of the close of business on any business day to a level less than 80% of the net assets of such Fund at the end of the preceding month (adjusted for contributions, redemptions and distributions);

(d) quarterly and annual unaudited financial statements and annual and other audited statements of ProFutures, promptly following their completion;

(e) a monthly statement of the net worth of ProFutures (excluding MFI’s obligations under this Agreement) determined in accordance with generally accepted accounting principles consistently applied, within twenty (20) days of each month-end;

(f) copies of all regulatory notices, complaints, legal actions or proceedings, and other claims involving or in any way relating to ProFutures or any Fund including, without limitations, claims by any limited partner or unit holder, as the case may be, of a Fund, as soon as practicable following filing or receipt thereof by ProFutures;

(g) copies of all financial statements required to be delivered to participants in the Funds pursuant to the rules of the Commodity Futures Trading Commission or National Futures Association, promptly and in no event later than the date of distribution to the participants in the Fund; and

(h) copies of marketing material used m connection with any Fund, promptly following their use.

14. Other Conditions.  In the event ProFutures either makes a general assignment of its assets to creditors under applicable state law; is placed into receivership under any governing state or federal law; or made subject to any foreign insolvency proceeding, this Agreement shall terminate without any further notice or action of MFI being necessary or required (collectively, an “Insolvency Event”); provided, however, that MFI, in its sole and absolute discretion, may elect within ten (10) days of receipt of written notice of an Insolvency Event to continue the term of the Agreement by providing written notice of such election to ProFutures (and any assignee or receiver, as the case may be), subject to whatever additional or other terms and conditions as MFI may reasonably request.  In the event an order for relief is entered against ProFutures under any chapter of Title 11 of the United States Code (the “Bankruptcy Code”) and a case is commenced in a United States Bankruptcy Court (a “Bankruptcy Proceeding”), ProFutures or (if applicable) its trustee may request, but shall not be entitled to require, cash contributions from MFI under this Agreement.  MFI, in its sole and absolute discretion, may elect to make such cash contribution in the Bankruptcy Proceeding, subject to satisfaction of the following conditions:  First, in lieu of issuing any shares in exchange for such a requested cash contribution, ProFutures or (if applicable) its trustee shall obtain entry of an order under Section 363 of the Bankruptcy Code, in form and substance satisfactory to MFI (the “Sale Order”) authorizing the sale to MFI of so much of the assets of the estate of ProFutures as MFI determines in its reasonable discretion to have a value that is at least equal in amount to the cash contribution that it has agreed to make (the “Purchase Price”).  Second, any assets so transferred to MFI in consideration for the Purchase Price shall be conveyed pursuant to Section 363 of the Bankruptcy Code free and clear of all liens, claims or encumbrances.  Third, the Sale Order shall provide a finding that MFI is a “good faith” purchaser and is entitled to the protections of Section 363(m).  Fourth, MFI shall be entitled to reasonable overbid procedures in connection with any such asset sale, including, but not necessarily limited to entry of an order in the Bankruptcy Proceeding authorizing ProFutures to reimburse MFI, as an administrative expense under Section 503(b) of the Bankruptcy Code, for any fees, costs or expenses, including attorneys’ fees, reasonably incurred by MFI in connection with its offer to pay the Purchase Price.

15. Term.  This Agreement shall continue in effect for a period of one (1) year from the date hereof and shall be automatically renewed for additional one (1) year terms.  Notwithstanding the foregoing, (i) either party may terminate this Agreement at any time after having given the other party at least sixty (60) days’ prior written notice of its intent to terminate, and (ii) MFI may, in its sole discretion, terminate this Agreement immediately following a capital call made pursuant to Section 1 hereof, provided that MFI’s obligation to make payment pursuant to such call shall survive the termination of this Agreement.  In the event of any such termination, MFI will provide ProFutures with prompt written notice.

16. Amendments; Waiver; Assignments; Beneficiaries.  Except as otherwise provided in Section 3 and Section 4 above, none of the provisions of this Agreement may be amended or waived except by a written instrument duly executed by the party to be charged therewith.  No waiver of any right or remedy or any breach of or default under any provision of this Agreement shall constitute a waiver of any other right or remedy for any breach of or default under any other provision or of any other breach of or default under the same provision.  This Agreement may not be assigned by either party without the prior written consent of the other, and any attempted assignment without such consent shall be void.  No changes in ownership of either party shall in any way affect its obligation hereunder.  This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and for the benefit of no other person or entity.

17. Governing Law; Jurisdiction; Venue.  The Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (excluding conflict of laws principles).  All disputes, claims, actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in a court located in the State of Illinois.  The parties hereby consent and submit to the jurisdiction of any state or federal court located in the County of Cook, State of Illinois.  The parties hereby waive any right to transfer or change the venue of any such litigation.

18. Notices.  Any notices required or desired to be given under this Agreement shall be given in writing and shall be effective when given personally on the date delivered or, when given by mail, overnight courier or facsimile (provided receipt of the latter is orally confirmed), upon the date of receipt, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to ProFutures:

ProFutures, Inc. 11612 Bee Cave Road - Suite 100 Austin, Texas 78738 Attn: Gary D. Halbert, President Fax: (512) 263-3459

If to MFI:
Man Financial Inc 717 Fifth Avenue, 9th Floor New York, New York 10022-8101 Attn: Thomas M. Harte, Executive Vice President Fax: (212) 589-6215

with a mandatory copy to:

Man Financial Inc 717 Fifth Avenue, 9th Floor New York, New York 10022-8101 Attn: Thomas A. Hayes, Jr., General Counsel Fax: (212) 589-6236

19. Severability of this Agreement.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20. Counterparts.  This Agreement may be executed in any number of counterparts, all of such counterparts together to be deemed one instrument.

21. Captions.  Any captions appearing in this Agreement are inserted as a matter of convenience and for reference only and shall not define, limit, or describe the scope and intent of the Agreement or any of the provisions hereof.

22. Entire Agreement: Prior Agreements.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (written and oral) of the parties in connection herewith.

IN WITNESS WHEREOF, the parties have duly caused the Agreement to be executed and delivered by their authorized agents as of the date first above written.

MAN FINANCIAL INC

By:	/s/ Thomas M. Harte

Name:	Thomas M. Harte
Title:	Executive Vice President

PROFUTURES, INC.

By:	/s/ Gary D. Halbert

Name:	Gary D. Halbert
Title:	President